EXHIBIT 16
                   Nielsen, Grimmett & Company
                  Certified Public Accountants

175 East 400 South
Suite 600                            Member American Institute of
Salt Lake City, Utah  84111          Certified Public Accountants
Telephone (801) 364-4600                     SEC Practice Section
Fax (801) 364-2466




                        November 22, 1995


Securities and Exchange Commission
Washington, D.C.  20549

Gentlemen:

     We were previously the principal accountants for Specialized Health Products International, Inc. ("SHPI"), formerly Russco, Inc. On November 10, 1995, we were dismissed as the principal accountants of SHPI. We have read SHPI's statements included under Item 5 of its Form 10-Q for the quarterly period ended September 30, 1995, and we agree with such statements.

                              Very truly yours,

                              /s/ Nielsen, Grimmett & Company

                              Nielsen, Grimmett & Company